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                                                                     EXHIBIT 5.1



                         [360networks inc. letterhead]



File Reference: NS28464-15



NETRAIL, INC.


Dear Sirs/Mesdames:

RE: 360NETWORKS INC. (THE "COMPANY") - AGREEMENT AND PLAN OF MERGER AMONG THE COMPANY, 360NETWORKS SUB, INC. AND NETRAIL, INC.

We have acted as Nova Scotia counsel for the Company in connection with its continuance under the laws of the Province of Nova Scotia and with respect to certain matters in connection with an arrangement among the Company, 360networks sub, inc. ("MERGER SUB") and NetRail, Inc. ("NETRAIL") whereby Merger Sub shall be merged with and into NetRail and NetRail shall acquire certain Subordinate Voting Shares in the capital stock of the Company (the "COMMON SHARES") pursuant to the Agreement and Plan of Merger dated as of February 16, 2001 (the "Agreement") among the Company, Merger Sub and NetRail.

In connection with this opinion, we have examined copies of the following documents:

1.    the Agreement;

2. the Stockholders' Voting Agreement between the Company and certain stockholders dated February 16, 2001; and

3. the Confidentiality Agreement among the Company, Merger Sub and NetRail dated February16, 2001.

The documents listed above in paragraphs 1 to 3 inclusive are sometimes collectively referred to in this opinion as the "TRANSACTION DOCUMENTS".

We have further (i) examined the minute books of the Company (ii) examined such statutes and other documents and considered such questions of law as we have deemed necessary; (iii) made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below. In particular we have reviewed and relied upon:


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1.    a certified copy of a resolution of the board of directors of the Company approving certain documents and the transactions contemplated thereby; and

2. a certificate of an officer of the Company dated the date hereof (a copy of which is attached) as to certain matters of fact (the "OFFICER'S CERTIFICATE"); and

3. a certificate of status for the Company under the CORPORATIONS REGISTRATION ACT (Nova Scotia) and COMPANIES ACT (Nova Scotia) dated March __, 2001.

Capitalized terms used herein and not otherwise defined shall have the respective meanings given them in the Transaction Documents.

The opinions expressed herein are based upon and limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein as of the date hereof.

For the purpose of the opinions expressed herein, we have assumed:

(a) the genuineness of all signatures (whether on originals or copies of documents), the legal capacity of all individuals, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or facsimile copies thereof;

(b) the accuracy and currency of the indices and filing systems maintained at all public offices where we made or conducted searches or inquiries or have caused searches or inquiries to be made or conducted, and the accuracy and completeness of all public records and any certificates issued pursuant thereto;

(c) the accuracy and completeness of the Officer's Certificate as to the matters of fact set out therein; and

(d) that the Transaction Documents have each been physically delivered by the Company to each other party thereto or its agent, and that such delivery was not subject to any condition of escrow which has not been satisfied.

Based on and relying on the foregoing, we are of the opinion that:

1. The Company is a company duly continued and validly existing under the laws of the Province of Nova Scotia.

2. The Company is in good standing as to the payment of annual fees and the filing of annual returns, under the laws of the Province of Nova Scotia.

3. The Company has the corporate power and capacity to: (i) enter into each of the Transaction Documents; (ii) carry out its obligations under each of the Transaction Documents; and (iii) own and lease its property and assets and carry on its business as described in the Officer's Certificate.


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4.    The execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.

5. Each of the Transaction Documents has been duly authorized, executed and delivered by the Company.

6. The execution and delivery by the Company of the Transaction Documents, the consummation of the transactions contemplated in the Transaction Documents and the rights, restrictions, conditions and limitation attached to the Common Shares will not conflict with or result in a breach or violation of the provisions of the Memorandum of Association or Articles of Association of the Company or any laws of the Province of Nova Scotia or the federal laws of Canada applicable therein.

7. The authorized capital of the Company consists of 500,000,000,000 Subordinate Voting Shares, 500,000,000,000 Multiple Voting Shares and 500,000,000,000 Preferred Shares issuable in series.

8. The Common Shares being issued at the time of the closing of the transaction contemplated by the Agreement, have been duly authorized, reserved and allotted for issuance (and, in the case of shares not being issued on the closing taking place on the date hereof, conditionally allotted for issuance) and all corporate action and all notices and filings, if any, necessary under the COMPANIES ACT (Nova Scotia) in respect thereof have been taken, made or given, as the case may be and such Common Shares, when issued, sold and delivered pursuant to the Agreement, and the name NetRail has been placed upon the shareholders register of the Company as the holder thereof, shall be validly issued, fully paid and non-assessable shares in the capital stock of the Company.

9. No filing, license, consent, permission, approval, authorization, or order of any court or governmental agency or body in Nova Scotia is required to be obtained by the Company under the laws of the Province of Nova Scotia or the federal laws of Canada applicable therein, in connection with the execution, delivery and performance of the Transaction Documents by the Company.

This letter is addressed to you and is solely for your benefit in connection with the transactions as set out herein and may not be relied upon by any other person or for any other purpose unless otherwise agreed by us.

We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

STEWART MCKELVEY STIRLING SCALES